Exhibit 99.1

              Hexcel Reports Strong Results for First Quarter 2005

     STAMFORD, Conn.--(BUSINESS WIRE)--April 25, 2005--

     -- Net sales up 11% to $290.6 million with commercial aerospace up 19% compared to first quarter of last year

     -- Operating income up 39% to $32.9 million or 11.3% of net sales versus 9.0% in the same quarter last year

     -- Refinancing reduces future cost of debt by more than a third


                                                      Unaudited
                                                ----------------------
                                                    Quarter Ended,
                                                      March 31,
(In millions, except per share data)               2005       2004
----------------------------------------------- ----------- ----------

Net sales                                           $290.6     $262.8
Gross margin %                                        22.6%      20.8%
Operating income                                     $32.9      $23.7
Operating income %                                    11.3%       9.0%
Non-operating expense, net (a)                      $(40.3)     $(0.1)
Provision for income taxes (b)                        $3.6       $3.4
Equity in earnings of affiliated companies            $0.5       $0.3
Net income (loss)                                   $(22.4)      $8.1
Deemed preferred dividends and accretion             $(2.3)     $(3.1)
Net income (loss) available to common
 shareholders                                       $(24.7)      $5.0
Diluted net income (loss) per common share          $(0.46)     $0.09
----------------------------------------------- ----------- ----------

(a) The $40.3 million loss on early retirement of debt incurred in connection with the debt refinancing is comprised of call and tender premiums paid, write-off of unamortized deferred financing costs and original issuance discounts, interest rate swap settlements and other transaction costs associated with the redemption of debt.

(b) The Company's tax provision for the quarter primarily reflects taxes on the income of its foreign subsidiaries. The Company will continue to adjust its tax provision rate through the establishment, or release, of a non-cash valuation allowance attributable to currently generated U.S. and Belgian pre-tax income (losses) until such time as the U.S. and Belgian operations, respectively, have evidenced the ability to consistently generate income such that in future years management can reasonably expect that the deferred tax assets can be utilized, at which point some or all of the current valuation allowance would be reversed.


     Constant Currency

     To assist in the interpretation of the Company's net sales trend, the value of total net sales and sales by market for the first quarter of 2005, as disclosed in this news release, has been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2004. Such estimated net sales are titled "constant currency" in this news release. Actual sales by market segment are provided in Table A attached.

     Hexcel Corporation (NYSE/PCX: HXL) today reported results for the first quarter of 2005. Net sales for the first quarter of 2005 were $290.6 million, 10.6% higher than the $262.8 million reported for the first quarter of 2004. In constant currency, revenues for the first quarter of 2005 were $286.2 million, or 8.9%, higher than the first quarter of 2004.
     Operating income for the first quarter of 2005 was $32.9 million compared to $23.7 million for the same quarter last year, a 38.8% increase. Operating income margins as a percentage of sales increased to 11.3% from 9.0% in the first quarter of 2004. Depreciation expense for the quarter was $12.3 million compared to $13.3 million in the first quarter of 2004, while business consolidation and restructuring expenses for the quarter were $0.4 million compared to $0.5 million in the first quarter of 2004.
     The Company refinanced substantially all of its debt during the quarter. The refinancing reduces ongoing interest expense, replaced a substantial amount of non-callable senior notes with pre-payable senior bank debt, and extended the maturities of most of the Company's long-term debt. As previously announced, the Company recognized a charge in the quarter of $40.3 million related to the redemption of existing debt. Including this charge, the net loss for the quarter was $22.4 million. Excluding this charge, net income for the quarter would have been $17.9 million compared to net income of $8.1 million in the first quarter of 2004.
     The non-cash expense related to deemed preferred dividends and accretion was $2.3 million compared to $3.1 million in the first quarter 2004. Net loss available to common shareholders for the quarter was $24.7 million, or $0.46 per diluted common share, compared to net income of $5.0 million, or $0.09 per diluted common share, for the first quarter of 2004. Had the $40.3 million refinancing expense not been incurred, the assumed conversion of the mandatorily redeemable convertible preferred stock, restricted stock units and stock options into shares of common stock would have been dilutive and a diluted weighted average common share count of 94.4 million would have been used in the computation of diluted earnings per share.

     Chief Executive Officer Comments

     Commenting on the quarter's results, Mr. David E. Berges, Hexcel's Chairman, CEO and President said, "The complete refinancing of our debt in the quarter was a watershed event that is a gratifying reward for three tough years of restructuring and careful cash management. The interest savings it provides will help accelerate our earnings growth beyond that which we expect will be realized from continued operating leverage on increasing revenues. This leverage was well demonstrated in the first quarter as we generated the highest operating income in over six years and delivered most of the improvement through to net income. On a year over year sales increase of $27.8 million, operating income improved by $9.2 million - a 33.1% rate on the incremental sales."
     Commenting on debt levels, Mr. Berges noted: "Historically, the Company has used cash in the first quarter of each year as working capital grows from the seasonal December lows and due to the timing of bond coupon, annual compensation, incentive and benefit payments. This quarter, we had three previously disclosed business developments that further increased our cash usage. First, the Company incurred $41.8 million in cash costs in implementing its debt refinancing and accrued interest was $9.7 million lower as of March 31, 2005 than it would have been had the Company not undertaken the refinancing. Second, we completed the recapitalization of our Chinese joint venture with a cash equity investment of $7.5 million increasing Hexcel's equity ownership interest to 40.48% from 33.33%. Last, during the quarter, the Company funded a litigation settlement entered into and accrued for in 2004 with a payment of $7.0 million plus interest. The underlying cash usage for the quarter after accounting for these three items was $16.6 million, in the same range as past years."
     Mr. Berges concluded: "With the refinancing complete, interest expense for the balance of 2005 will be about $4.0 million lower per quarter than it was in 2004. We anticipate positive cash flow over the remainder of the year as we expect improved performance will more than offset increased capital needs."

     Revenue Trends

     To provide a better understanding of the real underlying trends, we have again provided constant currency revenues in our discussion of revenue trends by market. Actual sales by market segment are provided in Table A.
     In constant currency, commercial aerospace segment revenues were $130.0 million for the first quarter of 2005, an increase of 17.6% over revenues of $110.5 million reported for the first quarter of 2004. As previously announced, Airbus and Boeing raised their production levels for 2005. Because Hexcel delivers its products on average six months in advance of actual aircraft deliveries, the Company first saw the benefit of these production increases last summer and they continued to be evident this quarter. With further production increases anticipated in 2006, the Company expects growth in commercial aerospace sales to continue in the second half of 2005. Further, the continued ramp-up of production of the composite-laden Airbus A380 will provide Hexcel with added commercial aerospace revenue growth.
     Industrial market segment revenues in constant currency for the quarter were $91.2 million, an increase of 7.4% compared to revenues of $84.9 million last year. Sales of composites products to wind energy applications showed strong double-digit revenue gains this quarter compared to both the first and the fourth quarters of 2004 and led the overall growth of the industrial market segment due to both underlying growth in global wind turbine installations and share gains the Company made in 2004. The Company continues to anticipate significant growth from wind energy applications for full year 2005 compared to 2004. Demand for the Company's reinforcement fabrics used in ballistic applications remained robust, with the current quarter slightly down from the first and the fourth quarters of 2004 but within our expected range of quarterly variability. With the growth in aerospace demand, availability of carbon fiber for non-aerospace applications continued to tighten and as a result constant currency revenues from products used in recreational and other industrial applications were about 3% lower than in the first quarter 2004. All major carbon fiber suppliers have announced expansion plans which should benefit availability in the medium term.
     Space & defense revenues in constant currency of $48.4 million were down 6.2%, compared to revenues of $51.6 million in the first quarter of 2004. The first quarter of 2004 was the last quarter in which the Company recognized revenues from the Comanche program which was terminated in March of 2004. Sales to the Comanche program in the first quarter of 2004 were $3.8 million. Excluding these sales, first quarter 2005 space & defense revenues were up 1% in constant currency over the same quarter last year. The Company's revenues from military and space programs tend to vary from quarter to quarter more than revenues from programs in other market segments, due to customer ordering patterns and the timing of manufacturing campaigns.
     Electronics market segment revenues for the quarter in constant currency were $16.6 million, 5% higher than the first quarter 2004 revenues of $15.8 million. While the Company remains focused on high-technology and specialty applications for its electronic materials and is targeting further growth in this market, future performance in this segment remains difficult to predict.

     Taxes

     The Company recorded a tax provision of $3.6 million for the quarter primarily reflecting taxes on income of its foreign subsidiaries. The tax benefit for the loss by U.S. operations for the quarter resulting from the $40.3 million refinancing charge was not reflected in the tax provision for the quarter as the Company continues to adjust its tax provision rate through the establishment, or release, of a non-cash valuation allowance attributable to currently generated U.S. and Belgian net pre-tax income (losses). This practice will continue until such time as the U.S. and Belgian operations, respectively, have evidenced the ability to consistently generate income such that in future years management can reasonably expect that the deferred tax assets can be utilized. While the performance of the Company's U.S. operations has improved significantly in recent quarters, the Company needs to evidence sustained performance in its reported results before it can conclude to reverse its valuation allowance. Until such time as it reverses the valuation allowance, the Company will continue to report earnings without a tax provision on its U.S. pre-tax income (losses). Although it will record a U.S. tax loss for the year due to the first quarter 2005 refinancing charge, the Company expects that its U.S. operations will be profitable in the remaining quarters of 2005. Considering these factors, the Company anticipates that its tax provision rate for the remaining three quarters of 2005 will be in a range of 12 - 17% of its pre-tax income. The Company's tax rate remains sensitive to the ratio of U.S. pre-tax income to the pre-tax income of its foreign subsidiaries.

     Debt and Interest Expense

     The Company's debt structure as of March 31, 2005 is detailed in Table F of this release. Interest expense during the quarter was $11.9 million compared to $12.4 million in the first quarter of 2004. Included in interest expense in the first quarter of 2005 was an additional expense of $1.0 million, net of interest income, due to the lag between the issuance on February 1, 2005 of the 6.75% senior subordinated notes due 2015 and the partial redemption of the 9.75% senior subordinated notes on March 3, 2005 (see Table C for details of the components of interest expense). The Company expects to begin fully reflecting the benefits of lower interest rates resulting from its refinancing in the second quarter of 2005.

     Hexcel will host a conference call at 12:00 P.M. EDT, tomorrow, April 26, 2005 to discuss the first quarter results and respond to questions. The telephone number for the conference call is (913) 981-5571 and the confirmation code is 5326147. The call will be simultaneously hosted on Hexcel's web site at www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately seven days.

     Hexcel Corporation is a leading advanced structural materials company. It develops, manufactures and markets lightweight, high-performance reinforcement products, composite materials and composite structures for use in commercial aerospace, space and defense, electronics, and industrial applications.

     Disclaimer on Forward Looking Statements

     This press release contains statements that are forward looking, including statements relating to anticipated trends in the market segments the Company serves, quarterly interest expense and capital expenditures; and the Company's focus on generating cash and reducing total debt. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changing market conditions, increased competition, product mix, inability to achieve planned manufacturing improvements and cost reductions, conditions in the financial markets and changes in currency exchange rates. Additional risk factors are described in the Company's filings with the SEC. The Company does not undertake an obligation to update its forward-looking statements to reflect future events.


Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
----------------------------------------------------------------------
                                                     Unaudited
                                             =========================
                                              Quarter Ended March 31,
(In millions, except per share data)             2005        2004
----------------------------------------------------------------------
Net sales                                    $      290.6  $    262.8
Cost of sales                                       224.8       208.2
----------------------------------------------------------------------

 Gross margin                                        65.8        54.6

Selling, general and administrative expenses         26.6        25.5
Research and technology expenses                      5.7         4.9
Business consolidation and restructuring
 expenses                                             0.4         0.5
Other expense                                         0.2           -
----------------------------------------------------------------------
  Operating income                                   32.9        23.7
Interest expense                                     11.9        12.4
Non-operating expense, net                           40.3         0.1
----------------------------------------------------------------------

 Income (loss) before income taxes                  (19.3)       11.2
Provision for income taxes                            3.6         3.4
----------------------------------------------------------------------
  Income (loss) before equity in earnings
   (losses)                                         (22.9)        7.8
Equity in earnings of affiliated companies            0.5         0.3
----------------------------------------------------------------------

  Net income (loss)                                 (22.4)        8.1
Deemed preferred dividends and accretion             (2.3)       (3.1)
----------------------------------------------------------------------
  Net income (loss) available to common
   shareholders                              $      (24.7) $      5.0
----------------------------------------------------------------------


Net income (loss) per common share (a):

 Basic                                       $      (0.46) $     0.13
 Diluted                                     $      (0.46) $     0.09


Weighted average common shares (a):

 Basic                                               53.9        38.9
 Diluted                                             53.9        90.9
----------------------------------------------------------------------

(a) Refer to Table E for further information relating to the computations of basic and diluted net income (loss) per common share.


Hexcel Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
----------------------------------------------------------------------
                                                    Unaudited
                                            --------------------------
                                              March 31,  December 31,
(In millions, except per share data)            2005         2004
----------------------------------------------------------------------
Assets
Current assets:
 Cash and cash equivalents                  $       26.2 $       57.2
 Accounts receivable, net                          169.8        153.5
 Inventories, net                                  160.1        144.2
 Prepaid expenses and other current assets          12.8         18.4
----------------------------------------------------------------------
 Total current assets                              368.9        373.3

Property, plant and equipment                      715.4        734.0
Less accumulated depreciation                     (442.4)      (447.4)
----------------------------------------------------------------------
 Net property, plant and equipment                 273.0        286.6

Goodwill                                            76.6         78.3
Investments in affiliated companies                 14.1          5.5
Other assets                                        33.7         33.1
----------------------------------------------------------------------
Total assets                                $      766.3 $      776.8
----------------------------------------------------------------------

Liabilities and Stockholders' Equity
 (Deficit)
Current liabilities:
 Notes payable and current maturities of
  capital lease obligations                 $        4.6 $        1.0
 Accounts payable                                   97.7         94.8
 Accrued liabilities                                91.1        120.2
----------------------------------------------------------------------
 Total current liabilities                         193.4        216.0

Long-term notes payable and capital lease
 obligations                                       478.4        430.4
Other non-current liabilities                       62.0         64.3
----------------------------------------------------------------------
Total liabilities                                  733.8        710.7

Mandatorily redeemable convertible
 preferred stock, 0.125 shares of series A
 and 0.125 shares of series B authorized,
 0.101 shares of series A and 0.047 shares
 of series B issued and outstanding at
 March 31, 2005 and December 31, 2004               92.8         90.5

Stockholders' equity (deficit):
Preferred stock, no par value, 20.0 shares
 of stock authorized, no shares issued or
 outstanding                                           -            -
Common stock, $0.01 par value, 200.0
 shares of stock authorized, and 55.8
 shares issued at March 31, 2005 and 55.0
 shares issued at December 31, 2004                  0.6          0.5
Additional paid-in capital                         336.3        334.5
Accumulated deficit                               (386.2)      (363.8)
Accumulated other comprehensive income
 (loss)                                              4.4         18.4
----------------------------------------------------------------------
                                                   (44.9)       (10.4)
Less - Treasury stock, at cost, 1.5 shares
 at March 31, 2005 and 1.4 shares at
 December 31, 2004                                 (15.4)       (14.0)
----------------------------------------------------------------------
Total stockholders' equity (deficit)               (60.3)       (24.4)
----------------------------------------------------------------------
Total liabilities and stockholders' equity
 (deficit)                                  $      766.3 $      776.8
----------------------------------------------------------------------
Total debt, net of cash                     $      456.8 $      374.2
----------------------------------------------------------------------


Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
----------------------------------------------------------------------
                                                      Unaudited
                                               -----------------------
                                               Quarter Ended March 31,
(In millions)                                     2005        2004
---------------------------------------------------------- -----------
Cash flows from operating activities
 Net income (loss)                             $    (22.4) $      8.1
 Reconciliation to net cash provided by (used
  for) operating activities:
   Depreciation                                      12.3        13.3
   Amortization of debt discount and deferred
    financing costs                                   0.8         0.9
   Deferred income taxes (benefit)                      -        (0.2)
   Business consolidation and restructuring
    expenses                                          0.4         0.5
   Business consolidation and restructuring
    payments                                         (0.8)       (1.5)
   Equity in (earnings) losses of affiliated
    companies                                        (0.5)       (0.3)
   Working capital changes and other                (16.1)      (18.1)
---------------------------------------------------------- -----------
 Net cash provided by (used for) operating
  activities                                        (26.3)        2.7
---------------------------------------------------------- -----------

Cash flows from investing activities
 Capital expenditures                                (7.5)       (4.5)
 Investment in affiliated companies                  (7.5)          -
---------------------------------------------------------- -----------
 Net cash used for investing activities             (15.0)       (4.5)
---------------------------------------------------------- -----------

Cash flows from financing activities
 Proceeds from 6.75% senior subordinated notes      225.0           -
 Proceeds from (repayments of) senior secured
  credit facilities, net                            252.0        (3.4)
 Redemption of 9.75% senior subordinated notes (285.3) (10.5) Redemption of 7.0% convertible subordinated
  debentures                                        (19.2)          -
 Redemption of 9.875% senior secured notes         (125.0)          -
 Proceeds from (repayments of) capital lease
  obligations and other debt, net                     1.4        (1.8)
 Issuance costs related to debt offerings           (11.8)          -
 Debt retirement costs                              (30.0)          -
 Activity under stock plans                           2.3        (0.4)
----------------------------------------------------------------------
 Net cash (used for) provided by financing
  activities                                          9.4       (16.1)
                                               -----------------------
Effect of exchange rate changes on cash and
 cash equivalents                                     0.9         0.2
---------------------------------------------------------- -----------
Net increase (decrease) in cash and cash
 equivalents                                        (31.0)      (17.7)
Cash and cash equivalents at beginning of
 period                                              57.2        41.7
----------------------------------------------------------------------
Cash and cash equivalents at end of period     $     26.2  $     24.0
----------------------------------------------------------------------

Supplemental Data:
  Cash interest paid                           $     24.3  $     17.2
  Cash taxes paid                              $      2.6  $      3.4
----------------------------------------------------------------------



Hexcel Corporation and Subsidiaries                            Table A
Net Sales to Third-Party Customers by Product Group and Market Segment
----------------------------------------------------------------------
                                        Unaudited
                   ---------------------------------------------------
                   Commercial            Space  &
(In millions)      Aerospace  Industrial  Defense  Electronics  Total
----------------------------- ---------- --------- -------------------

First Quarter 2005
 Net Sales
 Reinforcements   $    17.3  $    42.8  $      -  $    16.8  $   76.9
 Composites            98.3       50.6      46.8          -     195.7
 Structures            15.6          -       2.4          -      18.0
----------------------------- ---------- --------- -------------------
  Total               131.2       93.4      49.2       16.8     290.6
                  $      45% $      32% $     17% $       6% $    100%
------------------- ---------  ---------  --------  --------- --------

Fourth Quarter 2004 Net Sales
 Reinforcements   $    16.9  $    45.2  $      -  $    13.9  $   76.0
 Composites            88.7       46.1      47.1          -     181.9
 Structures            15.3          -       3.2          -      18.5
----------------------------- ---------- --------- -------------------
  Total               120.9       91.3      50.3       13.9     276.4
                  $      44% $      33% $     18% $       5% $    100%
------------------- ---------  ---------  --------  --------- --------

First Quarter 2004 Net Sales
 Reinforcements   $    14.9  $    43.4  $      -  $    15.8  $   74.1
 Composites            80.5       41.5      49.1          -     171.1
 Structures            15.1          -       2.5          -      17.6
----------------------------- ---------- --------- -------------------
  Total           $   110.5       84.9      51.6       15.8     262.8
                         42% $      32% $     20% $       6% $    100%
------------------- ---------  ---------  --------  --------- --------

Hexcel Corporation and Subsidiaries                            Table B
Segment Data
----------------------------------------------------------------------
                                       Unaudited
                 -----------------------------------------------------
                                                      Corporate
                                                      & Other
  (In millions)  Reinforcements Composites Structures    (a)    Total
------------------------------- ---------- ---------- --------- ------

First Quarter
 2005
----------------------------------------------------------------------
  Net sales to
   external
   customers     $        76.9 $    195.7 $     18.0 $       - $290.6
  Intersegment
   sales                  36.4        6.5          -         -   42.9
----------------------------------------------------------------------
    Total sales          113.3      202.2       18.0         -  333.5

  Operating
   income (loss)          12.1       28.1        1.1      (8.4)  32.9
  Depreciation             3.7        8.1        0.5         -   12.3
  Business
   consolidation
   and
   restructuring
   expenses                  -        0.4          -         -    0.4
  Capital
   expenditures            0.5        6.9          -       0.1    7.5
----------------------------------------------------------------------

Fourth Quarter
 2004
----------------------------------------------------------------------
  Net sales to
   external
   customers     $        76.0 $    181.9 $     18.5 $       - $276.4
  Intersegment
   sales                  24.8        5.1          -         -   29.9
----------------------------------------------------------------------
    Total sales          100.8      187.0       18.5         -  306.3

  Operating
   income (loss)           9.2       20.2        1.5     (10.3)  20.6
  Depreciation             4.2        8.4        0.4       0.1   13.1
  Business
   consolidation
   and
   restructuring
   expenses                0.1        0.8          -         -    0.9
  Capital
   expenditures            4.9       12.6        0.3         -   17.8
----------------------------------------------------------------------

First Quarter
 2004
----------------------------------------------------------------------
  Net sales to
   external
   customers     $        74.1 $    171.1 $     17.6 $       - $262.8
  Intersegment
   sales                  26.4        4.6          -         -   31.0
----------------------------------------------------------------------
    Total sales          100.5      175.7       17.6         -  293.8

  Operating
   income (loss)           7.6       22.6        0.5      (7.0)  23.7
  Depreciation             4.2        8.6        0.5         -   13.3
  Business
   consolidation
   and
   restructuring
   expenses                0.2        0.4          -      (0.1)   0.5
  Capital
   expenditures            1.5        3.0          -         -    4.5
----------------------------------------------------------------------

(a) The Company does not allocate corporate expenses to its business segments.

Hexcel Corporation and Subsidiaries                            Table C
Schedule of Interest Expense
----------------------------------------------------------------------
                                                       Unaudited
                                                  --------------------
                                                     Quarter Ended
                                                       March 31,
(In millions)                                       2005      2004
----------------------------------------------------------------------

Interest on debt instruments                     $     10.6 $    11.1
Banking, commitment and other fees                      0.5       0.4
Amortization of financing costs and discounts
 (non-cash)                                             0.8       0.9
----------------------------------------------------------------------
Interest Expense                                 $     11.9 $    12.4
----------------------------------------------------------------------

Hexcel Corporation and Subsidiaries                            Table D
Schedule of Non-Operating (Income) Expense, Net
----------------------------------------------------------------------
                                                        Unaudited
                                                   -------------------
                                                      Quarter Ended
                                                        March 31,
(In millions)                                       2005      2004
----------------------------------------------------------------------

Gain from the de-mutualization of an insurance
 company                                          $       - $    (0.6)
Loss on early retirement of debt, net                  40.3       0.7
----------------------------------------------------------------------
Non-Operating (Income) Expense, Net               $    40.3 $     0.1
----------------------------------------------------------------------

Hexcel Corporation and Subsidiaries                            Table E
Schedule of Net Income (Loss) Per Common Share
----------------------------------------------------------------------
                                                        Unaudited
                                                    ------------------
                                                      Quarter Ended
                                                        March 31,
(In millions, except per share data)                 2005      2004
----------------------------------------------------------------------

Basic net income (loss) per common share:
Net income (loss)                                  $   (22.4)$    8.1
Deemed preferred dividends and accretion                (2.3)    (3.1)
----------------------------------------------------------------------
  Net income (loss) available to common
   shareholders                                    $   (24.7)$    5.0
----------------------------------------------------------------------

  Weighted average common shares outstanding            53.9     38.9

Basic net income (loss) per common share           $   (0.46)$   0.13
----------------------------------------------------------------------

Diluted net income (loss) per common share:
Net income (loss)                                  $   (22.4)$    8.1
Deemed preferred dividends and accretion                (2.3)    (3.1)
----------------------------------------------------------------------
Net income (loss) available to common shareholders $   (24.7)$    5.0
Plus: Deemed preferred dividends and accretion             -      3.1
----------------------------------------------------------------------
  Net income (loss) available to common
   shareholders plus assumed conversions           $   (24.7)$    8.1
----------------------------------------------------------------------

Weighted average common shares outstanding - Basic      53.9     38.9

Plus incremental shares from assumed conversions:
  Restricted stock units                                   -      0.4
  Stock options                                            -      1.8
  Convertible preferred stock                              -     49.8
----------------------------------------------------------------------
  Weighted average common shares outstanding -
   Dilutive (a)                                         53.9     90.9
----------------------------------------------------------------------

Diluted net income (loss) per common share         $   (0.46)$   0.09
----------------------------------------------------------------------

(a) Due to the refinancing expense, the assumed conversion of the mandatorily redeemable convertible preferred stock, restricted stock units and stock options into shares of common stock in the computation of diluted earnings per share were anti-dilutive and, as such, the basic weighted average common share count of 53.9 million was used in the diluted earnings per share computation.


Hexcel Corporation and Subsidiaries                            Table F
Schedule of Net Debt
----------------------------------------------------------------------
                                                    Unaudited
                                           ---------------------------
(In millions)                                March 31,   December 31,
                                                2005         2004
----------------------------------------------------------------------
Senior Secured Credit Facility - Revolver,
 due 2010                                  $        27.0 $          -
Senior Secured Credit Facility - Term B
 Loan, due 2012                                    225.0            -
European credit and overdraft facilities             2.1          0.7
6.75% Senior Subordinated Notes, due 2015          225.0            -
9.875% Senior secured notes, due 2008, net
 of unamortized discount of $0.9 at
 December 31, 2004                                     -        124.1
9.75% Senior subordinated notes, due 2009,
 net of unamortized discount of $0.6 at
 December 31, 2004 (a)                                 -        283.3
7.0% Convertible subordinated debentures,
 due 2011                                              -         19.2
----------------------------------------------------------------------
Total notes payable                                479.1        427.3
Capital lease obligations                            3.9          4.1
----------------------------------------------------------------------
Total notes payable and capital lease
 obligations                               $       483.0 $      431.4
----------------------------------------------------------------------

Cash and cash equivalents                           26.2         57.2
----------------------------------------------------------------------
Net Debt                                   $       456.8 $      374.2
----------------------------------------------------------------------

(a) Includes a decrease of $1.4 million at December 31, 2004 for derivative contracts under SFAS No. 133. During the fourth quarter of 2003, the Company entered into interest rate swap agreements for an aggregate notional amount of $100.0 million, effectively converting the fixed interest rate of 9.75% into variable interest rates. The Company had no interest rate swap agreements outstanding as of March 31, 2005.


     CONTACT: Hexcel Corporation
              Investors:
              Stephen C. Forsyth, 203-969-0666 ext. 425 stephen.forsyth@hexcel.com or
              Media:
              Michael Bacal, 203-969-0666 ext. 426
              michael.bacal@hexcel.com